Exhibit 99.1

For Immediate Release
Contact: Lee Underwood
Media Relations
(706) 644-0528

Synovus Receives Regulatory Approval to Complete Cabela’s Transaction

COLUMBUS, GA., Sept. 7, 2017 - On September 6, 2017, Synovus Bank, a wholly-owned subsidiary of Synovus Financial Corp. (NYSE: SNV), received regulatory approval from the Board of Governors of the Federal Reserve System to acquire certain assets and assume certain liabilities of World’s Foremost Bank (“WFB”), a wholly-owned subsidiary of Cabela’s Incorporated (NYSE: CAB), pursuant to the previously announced Framework Agreement, dated April 17, 2017, by and among Synovus Bank, Cabela’s Incorporated, WFB, Capital One Bank (USA), National Association, and Capital One, National Association.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $31 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 248 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was recognized as the "Most Reputable Bank" by American Banker and the Reputation Institute in 2017, and was named "Best Regional Bank, Southeast" by MONEY Magazine for 2016-17.  Synovus is on the web at synovus.com, on Twitter @synovus, and on LinkedIn at http://linkedin.com/company/synovus.